UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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EASTGROUP PROPERTIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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190 East Capitol Street, Suite 400
Jackson, Mississippi 39201

April 26, 2010

Dear Stockholder:

The Board of Directors and officers of EastGroup Properties, Inc. (the “Company”) join me in extending to you a cordial invitation to attend the Company’s 2010 Annual Meeting of Stockholders, to be held on May 26, 2010 at 9:00 a.m., Central time, at the Company’s offices, 190 East Capitol Street, Suite 400, Jackson, Mississippi.

Information about the Annual Meeting is included in the Notice of Annual Meeting of Stockholders and Proxy Statement which follow. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of the Company by voting on the matters described in this Proxy Statement.

It is important that your shares of Common Stock be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete the enclosed proxy card and return it as promptly as possible or vote by calling the toll-free telephone number or via the Internet. The enclosed proxy card contains instructions regarding all three methods of voting. If you attend the Annual Meeting, you may continue to have your shares voted as instructed on your proxy card or you may revoke your proxy at the meeting and vote your shares in person.

Very truly yours,

LELAND R. SPEED
Chairman of the Board of Directors

190 East Capitol Street, Suite 400
Jackson, Mississippi 39201

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

The 2010 Annual Meeting of Stockholders of EastGroup Properties, Inc. (the “Company”) will be held at the Company’s offices, 190 East Capitol Street, Suite 400, Jackson, Mississippi, on Wednesday, May 26, 2010 at 9:00 a.m., Central time, for the following purposes:

1. To elect eight directors of the Company;

2. To consider and ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 14, 2010 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

The prompt return of your proxy will avoid delay and save the expense involved in further communication. The proxy may be revoked by you at any time prior to its exercise, and the giving of your proxy will not affect your right to vote in person if you wish to attend the Annual Meeting.

By Order of the Board of Directors

N. Keith McKey
Executive Vice President, Chief Financial Officer,
Treasurer and Secretary

DATED: April 26, 2010

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on May 26, 2010

This proxy statement, form of proxy, and the Company’s 2009 annual report are available at http://www.eastgroup.net/2010annualmeeting.

Every shareholder’s vote is important. Please complete, sign, date, and return your proxy form, or authorize your proxy by phone or via the Internet.

PROXY STATEMENT

QUESTIONS AND ANSWERS
ABOUT THE 2010 ANNUAL MEETING

Why did I receive this proxy?

The Board of Directors of EastGroup Properties, Inc. (the “Company”) is soliciting proxies to be voted at the Annual Meeting of Stockholders. The Annual Meeting will be held on Wednesday, May 26, 2010, at 9:00 a.m., Central time, at the Company’s offices, 190 East Capitol Street, Suite 400, Jackson, Mississippi. This proxy statement summarizes the information you need to know to vote by proxy or in person at the Annual Meeting. You do not need to attend the Annual Meeting in person in order to vote.

Who is entitled to vote?

All stockholders of record as of the close of business on Tuesday, April 14, 2010 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the Record Date, 26,939,810 shares of Common Stock were issued and outstanding.

How many votes do I have?

Each share of Common Stock outstanding on the Record Date is entitled to one vote on each item submitted to you for consideration.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and return all proxy cards to ensure that all your shares are voted.

How do I vote?

•	By Mail: Vote, sign, date your card and mail it in the postage-paid envelope.

•	By Telephone: Vote by phone by following the instructions on your proxy card.

•	Electronically: Vote by Internet using the specific instructions on your proxy card.

•	In Person: At the Annual Meeting.

How do I vote my shares that are held by my broker?

If you have shares held by a broker, you may instruct your broker to vote your shares by following the instructions that the broker provides to you.

What am I voting on?

You will be voting on Proposal One regarding the election of eight directors of the Company and Proposal Two regarding the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year.

Will there be any other items of business on the agenda?

Pursuant to the Company’s Bylaws and Securities and Exchange Commission (“SEC”) rules, stockholder proposals must have been received by March 28, 2010 to be considered at the Annual Meeting. To date, we have received no stockholder proposals and we do not expect any other items of business. Nonetheless, in case there is an unforeseen need, your proxy gives discretionary authority to David H. Hoster II and N. Keith McKey with respect to any other matters that might be brought before the Annual Meeting. Those persons intend to vote that proxy in accordance with their best judgment.

How many votes are required to act on the proposals?

The holder of each outstanding share of Common Stock is entitled to one vote for each share of Common Stock on each matter submitted to a vote at a meeting of stockholders.

Pursuant to our Bylaws, provided a quorum is present, directors will be elected by a plurality of all the votes cast at the Annual Meeting with each share being voted for as many individuals as there are directors to be elected and for whose election the share is entitled to vote.

Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year requires the affirmative vote of a majority of the votes cast on the proposal, provided that a quorum is present at the Annual Meeting.

How are votes counted?

The Annual Meeting will be held if a quorum is represented in person or by proxy. A quorum consists of a majority of our outstanding common shares entitled to vote. If you return a signed proxy card, your shares will be counted for the purpose of determining whether there is a quorum. We will treat failures to vote, referred to as abstentions, as shares present and entitled to vote for quorum purposes. However, abstentions will not be counted as votes cast on a proposal and will have no effect on the result of the vote on such proposal. A withheld vote is the same as an abstention.

Broker non-votes occur when proxies submitted by a broker, bank or other nominee holding shares in “street name” do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on the proposal. We will treat broker non-votes as shares that are present and entitled to vote for quorum purposes. However, broker non-votes will not be counted as votes cast on a proposal and will have no effect on the result of the vote on the proposal.

What happens if I return my proxy card without voting on all proposals?

When the proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with your directions. If the signed card is returned with no direction on a proposal, the proxy will be voted in favor of (FOR) Proposal One and in favor of (FOR) Proposal Two.

Will anyone contact me regarding this vote?

No arrangements or contracts have been made with any solicitors as of the date of this Proxy Statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or other electronic means or personal interviews. In addition, we reserve the right to solicit proxies through our Directors, officers and employees (who will receive no additional compensation therefor). We anticipate that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. The Company may, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy material to their principals.

Who has paid for this proxy solicitation?

The Company has paid the entire expense of this proxy statement and any additional materials furnished to stockholders.

When was this proxy statement mailed?

This proxy statement and the enclosed proxy card were mailed to stockholders beginning on or about April 26, 2010.

How can I obtain a copy of this year’s Annual Report on Form 10-K?

A copy of our 2009 Annual Report to Stockholders, including financial statements for the fiscal year ended December 31, 2009, accompanies this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material. A copy of our Annual Report on Form 10-K filed with the SEC may be obtained free of charge by writing to EastGroup Properties, Inc., 190 East Capitol Street, Suite 400, Jackson, Mississippi 39201, Attention: Investor Relations or by accessing the “Reports” section of the Company’s website at www.eastgroup.net.

Can I find additional information on the Company’s website?

Yes. Our website is located at www.eastgroup.net. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our Code of Conduct, Corporate Governance Guidelines, charters of Board committees and reports that we file with the SEC. A copy of our Code of Conduct, Corporate Governance Guidelines and each of the charters of our Board committees may be obtained free of charge by writing to EastGroup Properties, Inc., 190 East Capitol Street, Suite 400, Jackson, Mississippi 39201, Attention: Investor Relations.

PROPOSAL ONE: ELECTION OF DIRECTORS

In accordance with our Bylaws, the Board of Directors has by resolution fixed the number of directors to be elected at the Annual Meeting at eight. The Board of Directors currently consists of D. Pike Aloian, H.C. Bailey, Jr., Hayden C. Eaves III, Fredric H. Gould, David H. Hoster II, Mary E. McCormick, David M. Osnos, and Leland R. Speed. The terms of office of each of our directors expire at the Annual Meeting. Based on the recommendation of the Nominating and Corporate Governance Committee, each incumbent director has been nominated for election at the Annual Meeting as directors for one-year terms, to hold office until the 2011 Annual Meeting and until their successors are elected and qualified.

No security holder that held a beneficial ownership interest in our Common Stock of 5% or more for at least one year recommended any candidates to serve on the Board of Directors.

If, at the time of the Annual Meeting, any nominee is unable or declines to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

Pursuant to our Bylaws, directors will be elected by a plurality of all the votes cast at the Annual Meeting with each share being voted for as many individuals as there are directors to be elected and for whose election the share is entitled to vote. For purposes of the election of directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

The Board of Directors unanimously recommends that shareholders vote “FOR” the election of each of the nominees.

Nominees for Election as Directors

The biographies of each of the director nominees below contains information regarding that person’s principal occupation, tenure with the Company, business experience, other director positions currently held or held at any time during the past five years, and the specific experience, qualifications, attributes or skills that led to the conclusion by the Board of Directors that such person should serve as a Director of the Company.

D. Pike Aloian, age 55 — Mr. Aloian has served as a director of the Company since 1999. His financial and investment experience, knowledge of capital markets and experience on other public company boards prepare him to give the Board his views on real estate investment markets and financial matters. He is a partner of Rothschild Realty Managers LLC, a real estate advisory and investment management firm based in New York that specializes in providing growth capital to public and private real estate companies. At Rothschild, Mr. Aloian is responsible for originating investment opportunities, for negotiating and structuring transactions and for monitoring the investments over their respective lives. Mr. Aloian also serves on the Board of Directors of Brandywine Realty Trust and is a member of its Audit, Corporate Governance and Executive Committees and he previously served on the Board of Directors of CRT Properties, Inc. from 1993 to 2006. He graduated from Harvard College and received an MBA from Columbia University.

H.C. Bailey, Jr., age 70 — Mr. Bailey has served as a director of the Company since 1980. He provides valuable insight to the Board with respect to the historical and future direction of the Company based on his many years of experience on the Board together with his decades of experience in the real estate, finance and real estate development areas. He is Chairman and President of H.C. Bailey Company and its affiliated companies and has been employed in various capacities with that company since 1962. The Bailey company’s primary areas of activity have been in real estate investments, development, property management, mortgage banking, financial institutions, lumber and supply company, and general insurance. The companies presently own or have previously owned and/or operated office buildings, hotels, shopping centers, and commercial and residential developments. He is a graduate of the University of Mississippi with a BA degree and a graduate of the School of Mortgage Banking, Northwestern University, Chicago, Illinois, in cooperation with the Mortgage Bankers Association of America.

Hayden C. Eaves III, age 64 — Mr. Eaves has served as a director of the Company since 2002. Mr. Eaves’ leadership and experience in the real estate, real estate development and real estate operations business, particularly in the California and Arizona real estate markets, are valuable to the Board. Mr. Eaves has more than 40 years of experience in the real estate industry. He was President and Chief Executive Officer of the Western Region of Trammell Crow Company until 1995, where he was responsible for 52 million square feet of industrial, office and retail space in California, Oregon, Washington, Arizona and Nevada. He is currently President of Hayden Holdings, Inc., a family investment management company and an advisor to IDS Real Estate Group where he served as a Managing Director until 2006. He is also on the Board of Directors of Watson Land Company, a private developer, owner, and manager of industrial properties located in Southern California. Mr. Eaves received a BS in Accounting from California State University of Los Angeles.

Fredric H. Gould, age 74 — Mr. Gould has served as a director of the Company since 1998. He has extensive experience in commercial real estate lending and operations, including as the chief executive of a public real estate company, and he provides the Board with perspective on financial, operational and strategic matters. Mr. Gould is the Chairman of BRT Realty Trust and Chairman of One Liberty Properties, Inc. He is also the Chairman of the General Partner of Gould Investors L.P., a limited partnership engaged in real estate ownership. He previously served on the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT) as well as the Board of Directors of the Real Estate Board of New York where he was also a member of its Finance Committee. Mr. Gould received a BBA from Lehigh University and an LLB, cum laude, from New York Law School.

David H. Hoster II, age 64 — Mr. Hoster is the Chief Executive Officer of the Company and has served in that capacity since 1997. He has served as President of the Company and as a director since 1993. His leadership experience and Company and industry knowledge, including more than 35 years involvement with publicly held REITs and extensive experience with industrial real estate provide valuable insight to the Board of Directors in formulating and executing the Company’s strategy. Mr. Hoster previously served on the NAREIT Board of Governors and he serves on the Board of Directors of Trustmark National Bank and Trustmark Corporation. He received a BA degree from Princeton University and an MBA from Stanford University.

Mary E. McCormick, age 52 — Ms. McCormick has served as a director of the Company since 2005. She has extensive experience in real estate, capital markets, board governance and process and brings that expertise to Board discussions. Ms. McCormick is a Senior Advisor with Rothschild Realty Managers, LLC, where she helps source and analyze potential real estate investment opportunities and provides guidance and consultative services to companies. From 2005 to 2006, Ms. McCormick was a strategic consultant for Hawkeye Partners, an investment management firm. She served the Ohio Public Employees Retirement System from 1989 through 2005, where she was most recently responsible for directing the $64 billion fund’s real estate investments including large-scale initiatives in a variety of property types and transaction structures as well as oversight of a $1.3 billion internally managed REIT portfolio. Ms. McCormick has held a number of leadership positions on a variety of national and regional real estate associations, including Chair of the Pension Real Estate Association, Chair of the Portfolio Management Committee of the National Council of Real Estate Investment Fiduciaries, Vice Chair of the Urban Land Institute Council and a member of the NAREIT Board of Governors. Ms. McCormick served on the Board of Directors of Mid-America Apartment Communities, Inc. from 2006 to February 2010. Ms. McCormick is a member of the National Association of Corporate Directors and has a BS and MBA from The Ohio State University.

David M. Osnos, age 78 — Mr. Osnos has served as a director of the Company since 1993 and his decades of experience as a counselor to real estate interests and broad based legal expertise are important to the Board of Directors. Mr. Osnos is Of Counsel to (and, until December 31, 2002, was a partner in) the law firm of Arent Fox LLP. He has more than 50 years of legal practice in securities, real estate and tax and provides corporate legal knowledge and expertise in the negotiation, documentation and closing of corporate and real estate transactions. Mr. Osnos serves on the Board of Directors of VSE Corporation and is a member of its Planning and Finance Committee. Mr. Osnos was a director of Washington Real Estate Investment Trust until May of 2007. Mr. Osnos received an AB (summa cum laude) from Harvard College and a JD (cum laude) from Harvard Law School.

Leland R. Speed, age 77 — Mr. Speed has served as the Chairman of the Board of the Company since 1983 and a Director since 1978. He brings extensive knowledge of the Company, experience in commercial real estate and real estate development as well as his current experience as an active member of public and charitable boards, including service as Chairman of the Board of Parkway Properties, Inc. (“Parkway”). He served as Chief Executive Officer of the Company and Parkway until 1997. From 2004 to 2006, Mr. Speed served as the Executive Director of the Mississippi Development Authority, the State of Mississippi’s lead economic development agency. He has served in various capacities at NAREIT, including the Board of Governors and was the recipient of the 2008 Industry Leadership Award. He received his BS in Industrial Management from Georgia Institute of Technology and MBA from Harvard Business School.

BOARD GOVERNANCE

Independent Directors

Under the New York Stock Exchange (“NYSE”) listing standards, at least a majority of the Company’s directors and all of the members of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee must meet the test of “independence” as defined by the NYSE. The NYSE standards provide that, to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the Board of Directors must affirmatively determine that a director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Directors has determined that each current director, other than Mr. Speed, the Company’s Chairman, and Mr. Hoster, the Company’s President and Chief Executive Officer, satisfies the bright-line criteria and that none has a relationship with the Company that would interfere with such person’s ability to exercise independent judgment as a member of the Company’s Board.

Stockholder Communication With the Board

The Board of Directors has appointed David M. Osnos as “Lead Independent Director.” In that capacity, he presides over the meetings of the non-management directors of the Company. Stockholders and other parties interested in communicating directly with the Lead Independent Director or with the non-management directors as a group may do so by writing to David M. Osnos, Lead Independent Director, EastGroup Properties, Inc., 190 East Capitol Street, Suite 400, Jackson, Mississippi 39201. Correspondence so addressed will be forwarded directly to Mr. Osnos.

Leadership Structure

Mr. Speed serves as the Chairman of the Board of Directors and has served in that capacity since 1983. Mr. Hoster serves as the Chief Executive Officer and has served in that capacity since 1997. Our Board of Directors has no specific policy regarding separation of the offices of Chairman of the Board and Chief Executive Officer. Although our bylaws permit the Chairman to serve as Chief Executive Officer, our Board has determined that separating these positions is currently in the best interest of the Company and our stockholders. As Chief Executive Officer, Mr. Hoster focuses on the strategy, leadership and day-to-day execution of our business plan while Mr. Speed provides oversight, direction and leadership to the Board.

Our Board of Directors believes that it is able to effectively provide independent oversight of the Company’s business and affairs, including the risks we face, without an independent Chairman through the composition of our Board of Directors, the strong leadership of the independent Directors and the independent committees of our Board of Directors, and the other corporate governance structures and processes already in place. Six of the eight current Directors are independent under the NYSE listing standards. All of our Directors are free to suggest the inclusion of items on the agenda for meetings of our Board of Directors or raise subjects that are not on the agenda for that meeting. In addition, our Board of Directors and each committee have complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. Our Board of Directors also holds regularly scheduled executive sessions of only non-management Directors, led by the Lead Director, in order to promote discussion among the non-management Directors and assure independent oversight of management. Moreover, our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, all of which are comprised entirely of independent Directors, also perform oversight functions independent of management.

Board Oversight of Risk Management

The Company believes that its leadership structure allows the Directors to provide effective oversight of the Company’s risk management function by receiving and discussing regular reports prepared by the Company’s senior management on areas of material risk to the Company, including market conditions, tenant concentrations and credit worthiness, leasing activity and expirations, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against the Company and various other matters relating to the Company’s business. Additionally, the Board of Directors administers its risk oversight function through (i) the required approval by the Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, development, acquisitions and dispositions of properties, new borrowings and the appointment and retention of the Company’s senior management, (ii) the coordination of the direct oversight of specific areas of the Company’s business by the Compensation, Audit and Nominating and Corporate Governance Committees, and (iii) periodic reports from the Company’s auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of the Company as a REIT for tax purposes and the Company’s internal control over financial reporting.

Committees and Meeting Data

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each member of each of these committees is “independent” as that term is defined in the NYSE listing standards. The Board has adopted a written charter for each of these committees, which is available on our website at www.eastgroup.net.

The Audit Committee consists of Messrs. Aloian and Osnos and Ms. McCormick. The Audit Committee met seven times during the Company’s 2009 fiscal year. The Audit Committee oversees the financial reporting of the Company, including the audit by the Company’s independent registered public accounting firm. Mr. Aloian and Ms. McCormick have been designated as the Company’s “Audit Committee financial experts” in accordance with the SEC rules and regulations, and the Board has determined that they have accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. See “Report of the Audit Committee” below.

The Compensation Committee consists of Messrs. Bailey, Eaves and Gould. The Compensation Committee’s function is to review and recommend to the Board of Directors appropriate executive compensation policy and compensation of the Company’s directors and executive officers. The Compensation Committee also reviews and makes recommendations with respect to executive and employee benefit plans and programs. The Compensation Committee met six times during the Company’s 2009 fiscal year.

The Nominating and Corporate Governance Committee currently consists of Messrs. Aloian and Eaves and Ms. McCormick. The Nominating and Corporate Governance Committee met three times during the Company’s 2009 fiscal year. The responsibilities of the Nominating and Corporate Governance Committee include assessing Board membership needs and identifying, screening, recruiting, presenting director candidates to the Board, implementing policies regarding corporate governance matters, making recommendations regarding committee memberships and sponsoring and overseeing performance evaluations for the Board as a whole and the directors.

Nominating Procedures

In identifying suitable candidates for nomination as a director, the Nominating and Corporate Governance Committee considers the needs of the Board and the range of skills and characteristics required for effective functioning of the Board. Although the Company does not have a formal policy or guidelines regarding diversity, the Company’s Corporate Governance Guidelines recognize the value of having a Board that encompasses a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion. In evaluating such skills and characteristics, the Committee may take into consideration such factors as it deems appropriate, including those included in the Corporate Governance Guidelines. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. In addition, the Nominating and Corporate Governance Committee will consider nominees suggested by incumbent Board members, management, stockholders and, in certain circumstances, outside search firms; as such, stockholders may influence the composition of the Board. Under this principle, the Nominating and Corporate Governance Committee will consider written recommendations for potential nominees suggested by stockholders. Any such person will be evaluated in the same manner as any other potential nominee for director. Any suggestion for a nominee for director by a stockholder should be sent to the Company’s Secretary at 190 East Capitol Street, Suite 400, Jackson, Mississippi 39201, within the time periods set forth under “Stockholder Proposals for the 2011 Annual Meeting of Stockholders.”

Board Attendance at Meetings

The Board of Directors held six meetings during the Company’s 2009 fiscal year. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and meetings held by all committees of the Board of Directors on which he or she served. The Company’s Corporate Governance Guidelines provide that all directors are expected to regularly attend all meetings of the Board and the Board committees on which he or she serves. In addition, each director is expected to attend the Annual Meeting of Stockholders. In 2009, the Annual Meeting of Stockholders was attended by all of the directors.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Company is composed of three directors, each of whom meets the current independence and experience requirements of the NYSE and the SEC. The Audit Committee operates under a written charter which was amended and restated on March 8, 2007. A complete copy of the Audit Committee charter is available on the Company’s website at www.eastgroup.net. The Board has determined that D. Pike Aloian and Mary E. McCormick are “Audit Committee financial experts” as defined in the current rules of the SEC.

Management is primarily responsible for the Company’s financial statements and reporting process. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”) and for issuing a report on those statements. The Audit Committee’s responsibilities include oversight of the Company’s independent registered public accounting firm and internal audit department, as well as oversight of the Company’s financial reporting process on behalf of the full Board of Directors. It is not the duty or the responsibility of the Audit Committee to conduct auditing or accounting reviews or related procedures.

The Audit Committee meets at least quarterly and at such other times as it deems necessary or appropriate to carry out its responsibilities. Those meetings include, whenever appropriate, executive sessions with KPMG without management being present. The Committee met seven times during 2009, including three executive sessions with KPMG. In the course of fulfilling its oversight responsibilities, the Audit Committee met with management, internal audit personnel and KPMG to review and discuss all annual financial statements and quarterly operating results prior to their issuance. Management advised the Audit Committee that all financial statements were prepared in accordance with GAAP. The Audit Committee also discussed with KPMG matters required to be discussed, pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, including the reasonableness of judgments and the clarity and completeness of financial disclosures. In addition, the Audit Committee discussed with KPMG matters relating to its independence and has received from KPMG the written disclosures and letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

On the basis of the reviews and discussions the Audit Committee has had with KPMG and management, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC.
Submitted by the Audit Committee:

David M. Osnos, Chair
D. Pike Aloian
Mary E. McCormick

EXECUTIVE OFFICERS

The following provides certain information regarding our executive officers. Each individual’s name and position with the Company is indicated. In addition, the principal occupation and business experience for the past five years is provided for each officer and, unless otherwise stated, each person has held the position indicated for at least the past five years. There are no family relationships between any of the directors or executive officers of the Company.

Leland R. Speed, age 77 — Mr. Speed has served as the Chairman of the Board of the Company since 1983 and a director since 1978. He is also Chairman of the Board of Parkway Properties, Inc. He served as Chief Executive Officer of the Company and Parkway Properties, Inc. until 1997. From 2004 until 2006, Mr. Speed served as the Executive Director of the Mississippi Development Authority, the State of Mississippi’s lead economic development agency.

David H. Hoster II, age 64 — Mr. Hoster is the Chief Executive Officer of the Company and has served in that capacity since 1997. He has served as President of the Company and as a director since 1993.

N. Keith McKey, CPA, age 59 — Mr. McKey has served as the Company’s Executive Vice President since 1993, Chief Financial Officer and Secretary since 1992 and Treasurer since 1997.

John F. Coleman, age 50 — Mr. Coleman has been a Senior Vice President of the Company since 2001. From 1994 until 2001, he was a Senior Vice President of Weeks Corporation and its successor Duke Realty Corporation (an industrial/office real estate investment trust).

Bruce Corkern, CPA, age 48 — Mr. Corkern has served as Chief Accounting Officer since 2005 and has been a Senior Vice President and Controller of the Company since 2000. From 1990 until 2000, he was the Vice President of Finance of Time Warner Cable (Jackson/Monroe Division).

William D. Petsas, age 52 — Mr. Petsas has been a Senior Vice President of the Company since 2000. From 1994 until 2000, he was a Vice President of ProLogis (an industrial real estate investment trust).

Brent W. Wood, age 40 — Mr. Wood has been a Senior Vice President of the Company since 2003. He was a Vice President of the Company from 2000 to 2003, a Senior Asset Manager of the Company from 1997 to 1999 and Assistant Controller from 1996 to 1997.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

General Philosophy.  The Compensation Committee compensates our senior management through a mix of base salary, bonus and equity compensation designed to be competitive with comparable employers and to align management’s incentives with the long-term interests of our stockholders. The compensation setting process consists of establishing targeted overall compensation for each executive officer and then allocating that compensation among base salary, cash incentive/bonus and equity incentive compensation. The Committee designs the incentive compensation to reward company-wide performance through tying awards primarily to growth in funds from operations and total return to stockholders.

Engagement of Compensation Consultant.  In 2009 the Compensation Committee again retained FPL Associates, L.P., a nationally recognized compensation consulting firm specializing in the real estate industry that was first engaged by the Compensation Committee in 2003. Neither the Compensation Committee nor the Company has any other professional relationship with FPL. The Compensation Committee directed FPL to, among other things: (1) assist the Compensation Committee in applying our compensation philosophy for our executive officers, including the determination of the portion of total compensation awarded in the form of salary, cash bonus and equity-based compensation, as well as selecting the appropriate performance metrics and levels of performance (e.g., threshold, target, high); (2) analyze current compensation conditions among the Company’s peers, and assess the competitiveness and appropriateness of compensation levels for our executive officers; (3) recommend to the Compensation Committee any modifications or additions to the Company’s existing compensation programs that it deems advisable; and (4) make specific recommendations to the Compensation Committee for base salary, cash bonus and equity-based awards for our executive officers.

Peer Group Analysis.  In 2009 FPL conducted a peer group analysis similar to the one they conducted in prior years. In determining the companies to be included in our peer group, FPL considered a number of factors, including industry sector (asset-based peer group), equity market capitalization (size-based peer group), geographic location and historical performance (performance/geography-based peer group). The 2009 peer groups had minor changes from 2008. The members in the peer groups included companies that generally recruit individuals to fill senior management positions who are similar in skills and background to those we recruit. FPL’s compensation review was based on information disclosed in the peers’ 2009 proxy statements, which reported data with respect to fiscal 2008 (the latest year for which comprehensive data is publicly available).

The asset-based peer group consists of the following eight public REITs that invest in industrial properties: AMB Property Corporation, DCT Industrial Trust Inc., Duke Realty Corporation, First Industrial Realty Trust, Inc., First Potomac Realty Trust, Highwoods Properties, Inc., Liberty Property Trust and PS Business Parks, Inc.

The size-based peer group consists of 14 public REITs, which operate across multiple asset classes and are similar in size to the Company in terms of market capitalization. The companies included in the size-based peer group are as follows: Acadia Realty Trust, American Campus Communities, Inc., Cousins Properties Incorporated, DCT Industrial Trust Inc., Entertainment Properties Trust, Extra Space Storage Inc., Inland Real Estate Corporation, Medical Properties Trust, Inc., National Retail Properties, Inc., Omega Healthcare Investors, Inc., Post Properties, Inc., Sovran Self Storage, Inc., Tanger Factory Outlet Centers, Inc., and Washington Real Estate Investment Trust.

The performance/geography-based peer group consists of 18 public REITs and one public real estate operating company across multiple asset classes that are similar in performance to the Company in terms of 3-year annualized total shareholder return (“TSR”) and 5-year annualized TSR, or are headquartered in the Sunbelt region of the United States. The companies included in the performance/geography-based peer group are as follows: American Campus Communities, Inc., Camden Property Trust, Choice Hotels International, Inc., Colonial Properties Trust, Digital Realty Trust, Equity One, Inc., Essex Property Trust, Inc., FelCor Lodging Trust Incorporated, Healthcare Realty Trust Incorporated, Highwoods Properties, Inc., Liberty Property Trust, Lodgian, Inc., Mid-America Apartment Communities, Inc., National Health Investors, Inc., National Retail Properties, Inc., Parkway Properties, Inc., PS Business Parks, Inc., Realty Income Corporation and Regency Centers Corporation.

The overall results of the FPL study produced the starting point for the Compensation Committee’s analysis. The Committee compared the Company’s actual 2008 compensation for executive officers with the actual 2008 median compensation of the executive officers of each of the peer groups and determined that the total compensation of our Chief Executive Officer and Chief Financial Officer was in line with or below the median compensation of each of the peer groups. The total compensation of the other Named Officers was lower than the median of overall compensation for the asset based peer group and between the median and 75th percentile for the size-based and performance/geography based peer groups. The Committee then used the 2008 peer group data and other relevant factors to establish the 2009 compensation program for our executive officers. The Committee believes the executive compensation program, in total, reflects the competitive market practices of the asset-based, size-based and performance/ geography based peer groups described above and provides the opportunities for executives to earn incentive-based compensation driven by the accomplishment of performance expectations. In the case of Mr. Hoster, the Committee also considered (i) the performance of the Company during the period in which he has been Chief Executive Officer and (ii) the anticipated level of difficulty in replacing him with someone of comparable experience and skill.

Targeted Overall Compensation.  Based upon this analysis, the Compensation Committee established the targeted overall compensation of our Chief Executive Officer for 2009 at $1,935,000. This amount was lower than the median of the overall compensation for the asset based peer group and between the median and 75th percentile for size-based and performance/ geography based peer groups. The peer group information was based on 2008 actual compensation, the latest year for which comprehensive data was then publicly available. The main reason that the targeted compensation is lower than the median for the asset-based peer group is that the Company’s headquarters is in Jackson, Mississippi, and living costs there are lower than those in most of the geographic areas in which the companies in the peer group are located. Other than the differential in living costs, the Company’s excellent total return to stockholders during Mr. Hoster’s tenure as Chief Executive Officer was the other main feature the Compensation Committee considered in setting his compensation.

The Compensation Committee followed a similar process with respect to establishing targeted overall compensation for our Chief Financial Officer and senior vice presidents. Based upon this analysis, the Committee set the overall targeted compensation for our Chief Financial Officer at $1,028,000 for 2009, which was relatively the same as the median of the overall compensation for the size based peer group and between the median and 75th percentile for the asset based and performance/geography based peer groups. With regard to the other Named Officers, the individual targeted range of overall compensation was $719,000 to $777,000 for 2009, which were between the median and 75th percentile of the overall compensation for all peer groups.

Allocation among Components.  Under the Company’s targeted compensation structure, the mix of base salary, cash incentive/bonus and equity compensation varies depending upon management level:

		Cash Incentive/
	Base Salary	Bonus Target	Equity Target

Chief Executive Officer	27%	22%	51%
Chief Financial Officer	31%	23%	46%
Senior Vice Presidents	39-44%	19-20%	40-44%

In allocating compensation among these elements, the Committee believes that the compensation of our executive officers, specifically our Chief Executive Officer, should be predominately performance-based. In making this allocation, the Committee relied in part upon the advice of FPL. In 2009, FPL performed a study of the compensation practices of the Company and the peer group comparable companies. Although each of the companies has a different compensation structure, all appear to provide their senior management with base salaries of approximately 32% to 44% of overall compensation, bonus opportunities of approximately 18% to 25% of overall compensation and equity compensation of approximately 31% to 46% of overall compensation. Within these ranges, the Committee selected allocations that it believes are consistent with the Company’s overall compensation philosophy as described above, and in all cases the Company’s compensation was more heavily weighted toward equity awards.

Base Salaries.  The Committee seeks to provide our executive officers with a level of assured cash compensation in the form of base salary that is commensurate with their professional status, accomplishments and geographic location. The base salaries are reviewed annually by the Compensation Committee and are adjusted from time to time to recognize competitive market data, the officer’s level of responsibility, outstanding individual performance, promotions and internal equity considerations. At the senior vice president level, we have a significant level of competition for employees in our market areas. As a result, the Committee provides a slightly larger portion of the compensation to our senior vice presidents in the form of base salary in order to improve our competitiveness in these areas. Based on this review and the state of the economy, base salaries for 2009 were not increased from 2008 levels.

Cash Incentive and Bonus Compensation.  The 2009 annual cash incentive and bonus compensation was based 60% upon the amount of the Company’s funds from operations (FFO) per share compared to an FFO goal set by the Compensation Committee and 40% based on individual criteria for each executive officer. FFO is defined as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of depreciable real estate property, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We believe that FFO is an appropriate measure of performance for equity real estate investment trusts and that excluding depreciation and amortization in the calculation of FFO is appropriate since real estate values have historically increased or decreased based on market conditions. The Compensation

Committee determined the FFO goal for cash incentive compensation after an analysis of the Company’s internally prepared estimate of FFO for 2009 and the estimates of 2009 FFO prepared by independent securities analysts who follow the Company.

The Compensation Committee set the Company’s FFO at $3.16 per share for the achievement of targeted performance and because of uncertainty in the economy decided not to set other goals as it had in past years, leaving it to the discretion of the Committee at the end of 2009 to determine the amount of incentive compensation paid if performance was less than or exceeded target. Actual 2009 FFO was $3.14 per share. After study, the Compensation Committee decided to award target incentive compensation to the officers even though target FFO was not achieved. The Committee did this because the Company outperformed the peer group in the change in FFO per share from 2008 to 2009 and the economy deteriorated more than projected, including increases in vacancy and declining rental rates. The Board of Directors also decided to strengthen an already strong balance sheet with the issuance of additional shares of Common Stock during 2009. The Committee recognized that the issuance of shares had a short-term dilutive effect on FFO and that the Company plans to invest the proceeds in accretive acquisitions in the future. The Compensation Committee believed the Company’s executives should not be penalized by this dilution. The cash incentive compensation set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation” was paid to the Named Officers as part of 2009 compensation.

The individual performance goals vary considerably from one executive to another, as a reflection of their different roles within the Company. Due to the tailored nature of these individual goals, the assessment of their achievement of the goals is necessarily more subjective than for the financial goals that make up the Company’s overall performance objectives. After the end of each year, each executive officer’s performance is assessed by the officer’s direct supervisor (or the Compensation Committee in the case of the Chief Executive Officer). Based upon these evaluations, the Chief Executive Officer makes a report to the Compensation Committee with his assessment of the individual performance of each executive officer other than himself. For 2009, each of the Company’s executive officers was awarded the target amount set by the Compensation Committee for that individual. Accordingly, the Named Officers were awarded cash bonuses as part of 2009 compensation as set forth in the Summary Compensation Table.

Equity Compensation.  The Compensation Committee bases its equity compensation awards to executives on a number of factors, including the executive’s position with the Company and total compensation package, the executive’s performance of his or her individual responsibilities, the equity participation levels of comparable executives at companies in our compensation peer group, and the executive’s contribution to the success of the Company’s financial performance.

Restricted stock awards are provided based on performance and are subject to future time-based vesting. In order for the restricted stock to be earned, the Company must achieve certain performance goals. The Committee does not believe that an “all or nothing” approach is appropriate. Rather, the performance goals are scaled so that the recipient can receive part of an award in the event that acceptable, but not the desired, results are achieved. As noted below, for 2009 these performance goals were more subjective than they had been in prior years. The recipient also must remain employed by the Company for an additional period following the performance period in order for the restricted stock to vest. In March 2010, the Committee adopted a special vesting provision for restricted stock awards to Mr. Hoster. His interest in restricted shares will become fully vested no later than January 1, 2013 provided that the performance period has been completed and all performance objectives set by the Committee with respect to such shares of restricted stock have been achieved as of such date.

The 2009 annual long-term equity incentive awards were based on the Company’s (i) same property growth as compared to peer companies (25% of the award) and (ii) subjective review by the Compensation Committee of a variety of performance factors (75% of the award). The subjective review is a departure from the Company’s prior precedent of having more than half of the annual award on comparative performance measures. The Compensation Committee made this change because of the uncertainty in the economy and its belief that the use of previously employed objective measures might produce results that were inconsistent with the Company’s compensation strategy. The restricted stock vests over a five-year period. Dividends on the annual long-term equity incentive awards accumulate beginning January 1, 2009 and are paid if and when the restricted stock vests.

For purposes of the relative performance goals established in connection with the annual long-term equity incentive awards, the Compensation Committee uses a more selective peer group consisting of AMB Property Corporation, DCT Industrial Trust Inc., Duke Realty Corporation, First Industrial Realty Trust, First Potomac Realty Trust, Highwoods Properties, Inc., Liberty Property Trust and PS Business Parks, Inc.

For the relative same property growth, the Compensation Committee set target performance as the average of the peer group. For 2009, the Company had a decrease in same property net operating income of 4.3%; 4.0% without straight-line rent adjustments. Same property results for the peer group ranged from a decrease of 7.1% to an increase of 1.5%; a decrease of 5.8% to an increase of 2.3% without straight-line rent adjustments. It is difficult to compare same property results because of the differences in the definitions used by each company in the peer group. The Compensation Committee believed that, based on the subjective review of the other performance factors, including shareholder return, FFO per share, Adjusted FFO per share, dividends per share and other measures of performance, the Company performed well during 2009. The Company’s change in FFO per share (after adjustments for impairment charges to obtain an operational comparison) from 2008 to 2009 was better than most of the companies in the peer group. Accordingly, the following number of shares of restricted stock were awarded on March 4, 2010 as annual long-term equity incentive compensation with respect to 2009 performance: Mr. Hoster, 13,912; Mr. McKey 6,640; Mr. Coleman 4,427; Mr. Petsas 4,427; and Mr. Wood 4,427. The award represented the target amount set by the Compensation Committee for each executive officer. These shares vested 20% on the date of grant and will vest 20% on each of January 1, 2011, 2012, 2013 and 2014. Since these awards were discretionary and the Compensation Committee did not set them until March 2010, they are not reflected in the Summary Compensation Table and other compensation tables in this proxy statement, rather these awards will be reflected as 2010 compensation.

Over the past several years, the Compensation Committee implemented a multi-year long-term equity incentive plan consisted of a three-year performance period followed by a four-year vesting period. As a result of market volatility, the Compensation Committee elected not to adopt a multi-year long term equity incentive program in 2009. Instead, in May 2009 it adopted a supplemental annual long-term award that was to be based on the Company’s relative and absolute performance during 2009. The Committee recognized that the stock price of many REITs decreased greatly in 2008 while the Company’s stock price did not decrease nearly as significantly. The Committee decided to review not only the total return in 2009 but also compare a two and three year total return to the peer group. The Company had a total return in 2009 of 14.4%, a two year average annual return of 1.8% and a three year average annual return of negative 4.9%. The total return for 2009 was less than the peer group average and the NAREIT Equity Index, but was better than seven of the eight peer companies as well as the NAREIT Equity Index for the two and three year averages. In March 2010, the Committee discussed awarding shares at the target level based on the Company’s relative performance but decided that its absolute total shareholder return over the last three years was not sufficient for that award and used its discretion to make the following restricted stock awards in lieu of the supplemented long term equity awards: Mr. Hoster, 7,533; Mr. McKey, 4,656; Mr. Coleman, 3,310, Mr. Petsas, 3,201, Mr. Wood, 2,906. The actual awards represented a decrease of 46% for Mr. Hoster and 30% for Mr. McKey compared to the target amount set by the Compensation Committee. Similarly, the awards for the other Named Officers represented a decrease of 25% to 34%.

These shares vest 25% on each of January 1, 2013, 2014, 2015 and 2016. Dividends on the awards accumulate beginning January 1, 2009 and are paid if and when the restricted stock vests. Since these awards were discretionary and the Compensation Committee did not set them until March 2010, they are not reflected in the Summary Compensation Table and other compensation tables in this proxy statement, rather these awards will be reflected as 2010 compensation.

Retention Grants.  During 2009, the Compensation Committee discussed at length its concern that Messrs. Coleman, Petsas and Wood, who are primarily responsible for the Company’s day to day real estate operations, could be subject to being recruited by competitors, especially in the event the economy and the commercial real estate markets improve in the future. Each of these Senior Vice Presidents is a seasoned real estate executive whose departure would disrupt the operations of the Company in the region for which that person is responsible. The Compensation Committee discussed various ways in which to mitigate the risk that one or more of these individuals could be enticed away. On March 4, 2010, the Compensation Committee awarded 20,000 shares of restricted stock as a retention bonus to each of Messrs. Coleman, Petsas and Wood. The restricted stock awards vest as follows, provided that the applicable officer remains in the employ of the Company as of such date:

1,400 shares on January 10, 2016
2,600 shares on January 10, 2017
4,000 shares on January 10, 2018
5,400 shares on January 10, 2019
6,600 shares on January 10, 2020

In the event the officer’s employment terminates for reasons other than death or permanent disability, the officer will forfeit all of his interest in shares that have not vested as of the date of termination. If employment terminates as a result of death or permanent disability, the officer or his estate will receive a pro rata number of restricted shares based on the number of full months elapsed since January 1, 2010 to the date of termination of employment compared to the full vesting period. The Compensation Committee believes these restricted stock awards, with the vesting schedule beginning five years out, will give the executive officers incentive to remain with the Company over the long term.

Retirement Plans.  We have a 401(k) Plan pursuant to which the Company makes matching and discretionary contributions for eligible employees. When the Compensation Committee calculates targeted overall compensation for our senior management, it factors in the benefits expected to be received under the 401(k) Plan.

Perquisites and Other Benefits.  The Compensation Committee annually reviews the perquisites that senior management receives. The primary perquisites for executive officers are the Company’s contribution to a 401(k) Plan, life insurance of 2.5 times base salary up to a maximum of $400,000, and long-term care insurance. Executive officers also participate in the Company’s other benefit plans on the same terms as other employees. These plans include medical insurance and life insurance. We do not provide our executives automobiles or reimbursement for country clubs, financial planning or things of a similar nature.

Severance Benefits.  In order to recruit executives and encourage retention of employees, we believe it is appropriate and necessary to provide assurance of certain severance payments if the Company terminates the individual’s employment without cause. Pursuant to our Severance and Change in Control Agreements, in the event an executive officer is terminated involuntarily by the Company without cause, as defined in the agreement, and provided the employee executes a full release of claims, in a form satisfactory to the Company, promptly following termination, the employee will be entitled to receive certain severance benefits discussed below under the heading

“Potential Payments upon Termination or Change in Control.” We believe that the size of the severance package is consistent with severance offered by other companies of our size or in our industry.

Change in Control.  Our senior management and other employees have built the Company into a successful real estate investment trust and the Board of Directors believes that it is important to protect them in the event of a change in control. Further, it is the Board’s belief that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders. Relative to the overall value of the Company, these potential change in control benefits are relatively minor. See “Potential Payments upon Termination or Change in Control” for additional information.

Board Process.  The Compensation Committee of the Board of Directors approves all compensation and awards to our Chief Executive Officer and makes a recommendation to the Board of Directors for our other executive officers. Generally, on its own initiative, the Compensation Committee reviews the performance and compensation of our Chief Executive Officer and, following discussions with him and, where it deems appropriate, FPL or other appropriate advisors, establishes his compensation level. For the remaining executive officers, the Chief Executive Officer, with consultation from FPL, makes recommendations to the Compensation Committee that generally, with minor adjustments, are recommended to the Board of Directors for approval. With respect to equity compensation awarded to others, the Compensation Committee grants restricted stock, generally based upon the recommendation of the Chief Executive Officer.

Report of the Compensation Committee

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

Hayden C. Eaves III, Chair H.C. Bailey, Jr. Fredric H. Gould

Summary Compensation Table

The following table summarizes, for the fiscal years ended December 31, 2009, 2008 and 2007, the amount of compensation paid by the Company to its Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers (the “Named Officers”) as of December 31, 2009.

				Non-Equity	Stock	All Other
Name and				Incentive Plan	Awards	Compensation
Principal Position	Year	Salary	Bonus	Compensation	(1)(2)	(3)	Total

David H. Hoster II	2009	$525,000	$168,000	$252,000	$128,722	$18,483	$1,092,205
President and Chief	2008	525,000	213,885	369,915	512,380	19,794	1,640,974
Executive Officer	2007	475,000	133,000	427,500	414,791	19,117	1,469,408
N. Keith McKey	2009	$317,200	$95,160	$142,740	$61,445	$18,483	$635,028
Executive Vice President,	2008	317,200	121,151	209,530	256,166	19,794	923,841
Chief Financial Officer and Secretary	2007	305,000	80,062	257,344	207,420	19,117	868,943
John F. Coleman	2009	$307,800	$61,560	$92,340	$40,963	$18,483	$521,146
Senior Vice President	2008	307,800	78,374	135,547	170,778	19,794	712,293
	2007	285,000	49,875	160,313	138,280	19,117	652,585
William D. Petsas	2009	$296,400	$59,280	$88,920	$40,963	$18,483	$504,046
Senior Vice President	2008	296,400	75,471	130,527	170,778	19,794	692,970
	2007	285,000	39,188	160,313	138,280	19,117	641,898
Brent W. Wood	2009	$269,400	$53,880	$80,820	$40,963	$15,733	$460,796
Senior Vice President	2008	269,400	68,596	118,637	170,778	19,794	647,205
	2007	245,000	41,344	137,813	138,280	19,117	581,554

(1)	The amounts in this column reflect restricted stock awards granted to the Named Officers during 2007, 2008 and 2009 and are disclosed as the aggregate grant date fair value of the awards, computed in accordance with FASB ASC Topic 718 (formerly FAS 123R) assuming, in the case of performance-based awards, that the target performance is achieved, and excluding the impact of estimated forfeitures. These awards include performance-based awards that will vest only if the related performance measures are achieved. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the SEC.

(2)	For 2009, the amounts in this column do not reflect the restricted shares awarded by the Compensation Committee in March 2010 with respect to 2009 performance since the awards were discretionary. See the previous discussion in the Compensation Discussion and Analysis under the heading “Equity Compensation”.

(3)	The amount shown in this column represents the Company’s discretionary contribution and matching contribution to its 401(k) Plan for the Named Officer’s benefit and the amount of premium paid by the Company for group term life insurance on the Named Officer’s life. The value of perquisites and other personal benefits are not shown in the table because the aggregate amount of such compensation, if any, is less than $10,000 for each Named Officer.

Grants of Plan-Based Awards in 2009

						Estimated Possible Payouts Under			Grant Date
			Estimated Possible Payouts Under			Equity Incentive Plan Awards			Fair Value of
			Non-Equity Incentive Plan Awards			(# of restricted shares)			Stock
Name	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum	Awards (3)

David H. Hoster II	05/27/2009	(1)	$126,000	$252,000	$378,000
	05/27/2009	(2)				1,898	3,796	5,694	$128,722
N. Keith McKey	05/27/2009	(1)	$71,370	$142,740	$214,110
	05/27/2009	(2)				906	1,812	2,718	$61,445
John F. Coleman	05/27/2009	(1)	$46,170	$92,340	$138,510
	05/27/2009	(2)				604	1,208	1,812	$40,963
William D. Petsas	05/27/2009	(1)	$44,460	$88,920	$133,380
	05/27/2009	(2)				604	1,208	1,812	$40,963
Brent W. Wood	05/27/2009	(1)	$40,410	$80,820	$121,230
	05/27/2009	(2)				604	1,208	1,812	$40,963

(1)	Represents the possible payouts under the Company’s 2009 non-equity incentive plan discussed in further detail beginning on page 12. The actual amount earned by each Named Officer in 2009 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)	Represents the possible payouts under the Company’s annual long-term equity incentive with respect to same property growth relative to peer companies discussed in further detail beginning on page 13.

(3)	Represents the grant date fair value of the award determined in accordance with FASB ASC Topic 718 disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The grant date fair value is calculated by multiplying the target number of restricted shares granted by the closing price of the Company’s Common Stock on the date of grant.

Outstanding Equity Awards at 2009 Fiscal Year-End

	Stock Awards
	Number of	Market Value of	Equity Incentive	Equity Incentive
	Shares of	Shares of	Plan Awards: Number	Plan Awards: Market
	Restricted Stock	Restricted Stock	of Unearned Shares	Value of Unearned
	That Have Not	That Have Not	That Have Not	Shares That Have
	Vested	Vested (1)	Vested	Not Vested (1)
Name	(#)	($)	(#)	($)

David H. Hoster II	43,671 (2)	$1,671,726	3,796 (5)	$145,311
N. Keith McKey	21,839 (3)	$835,997	1,812 (5)	$69,363
John F. Coleman	14,557 (4)	$557,242	1,208 (5)	$46,242
William D. Petsas	14,557 (4)	$557,242	1,208 (5)	$46,242
Brent W. Wood	14,557 (4)	$557,242	1,208 (5)	$46,242

(1)	Determined based on the closing price of the Company’s Common Stock ($38.28) on December 31, 2009.

(2)	Mr. Hoster’s restricted stock holdings as of December 31, 2009 vest as follows provided that he remains employed by the Company on such dates: 12,849 shares on January 1, 2010; 12,848 shares on January 1, 2011; 10,242 shares on January 1, 2012; and 7,732 shares on January 1, 2013.

(3)	Mr. McKey’s restricted stock holdings as of December 31, 2009 vest as follows provided that he remains employed by the Company on such dates: 6,426 shares on January 1, 2010; 6,425 shares on January 1, 2011; 5,122 shares on January 1, 2012; and 3,866 shares on January 1, 2013.

(4)	The restricted stock holdings of each of Messrs. Coleman, Petsas and Wood as of December 31, 2009 vest as follows provided that he remains employed by the Company on such dates: 4,285 shares on January 1, 2010; 4,282 shares on January 1, 2011; 3,413 shares on January 1, 2012; and 2,577 shares on January 1, 2013.

(5)	Represents the target number of restricted shares available for award with respect to the peer group comparative same property growth component of the 2009 annual long-term equity incentive.

Option Exercises and Stock Vested in 2009

The following table provides information regarding stock options exercised and restricted stock awards, including the value of dividend equivalents, that vested during 2009 for each of the Named Officers:

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)

David H. Hoster II	20,186	$208,793	15,808	$746,184
N. Keith McKey	—	—	9,704	$476,441
John F. Coleman	—	—	5,470	$260,234
William D. Petsas	—	—	5,470	$260,234
Brent W. Wood	—	—	3,470	$145,394

Potential Payments upon Termination or Change in Control

The Company has entered into Severance and Change in Control Agreements and maintains certain plans that will require the Company to provide compensation to executive officers of the Company in the event of a termination of employment or a change in control of the Company. The following table shows potential payouts assuming that the employment of the Named Officer was terminated in each situation listed in the table and that termination occurred on the last business day of 2009.

	Lump Sum	Healthcare	Value of
	Cash	and Other	Unvested
	Severance	Insurance	Restricted
	Payment	Benefits	Shares	Total

David H. Hoster II
Voluntary Resignation or Involuntary Termination with Cause	—	—	—	—
Involuntary Termination without Cause	$2,014,026	—	$1,975,298	$3,989,324
Voluntary Resignation with Good Reason following a Change in Control	$3,021,039	$50,000	$1,975,298	$5,046,337
Involuntary Termination without Breach of Duty following a Change in Control	$3,021,039	$50,000	$1,975,298	$5,046,337
Death	$1,007,013	—	$1,975,298	$2,982,311
N. Keith McKey
Voluntary Resignation or Involuntary Termination with Cause	—	—	—	—
Involuntary Termination without Cause	$1,216,296	—	$987,856	$2,204,152
Voluntary Resignation with Good Reason following a Change in Control	$1,824,444	$50,000	$987,856	$2,862,300
Involuntary Termination without Breach of Duty following a Change in Control	$1,824,444	$50,000	$987,856	$2,862,300
Death	$608,148	—	$987,856	$1,596,004
John F. Coleman
Voluntary Resignation or Involuntary Termination with Cause	—	—	—	—
Involuntary Termination without Cause	$728,817	—	$658,435	$1,387,252
Voluntary Resignation with Good Reason following a Change in Control	$728,817	$37,500	$658,435	$1,424,752
Involuntary Termination without Breach of Duty following a Change in Control	$728,817	$37,500	$658,435	$1,424,752
Death	$485,878	—	$658,435	$1,144,313
William D. Petsas
Voluntary Resignation or Involuntary Termination with Cause	—	—	—	—
Involuntary Termination without Cause	$703,238	—	$658,435	$1,361,673
Voluntary Resignation with Good Reason following a Change in Control	$703,238	$37,500	$658,435	$1,399,173
Involuntary Termination without Breach of Duty following a Change in Control	$703,238	$37,500	$658,435	$1,399,173
Death	$468,825	—	$658,435	$1,127,260

	Lump Sum	Healthcare	Value of
	Cash	and Other	Unvested
	Severance	Insurance	Restricted
	Payment	Benefits	Shares	Total

Brent W. Wood
Voluntary Resignation or Involuntary Termination with Cause	—	—	—	—
Involuntary Termination without Cause	$628,776	—	$658,435	$1,287,211
Voluntary Resignation with Good Reason following a Change in Control	$628,776	$37,500	$658,435	$1,324,711
Involuntary Termination without Breach of Duty following a Change in Control	$628,776	$37,500	$658,435	$1,324,711
Death	$419,184	—	$658,435	$1,077,619

Below is a description of the definitions and assumptions that were used in creating the table above.

Definitions.  A “change of control” means any of the following: (i) any change in control of a nature that would be required to be reported under the Exchange Act proxy rules; (ii) the acquisition by a person or group of beneficial ownership of 30% of the Company’s outstanding voting securities; (iii) a change in the composition of the Board of Directors such that the incumbent directors cease to constitute at least a majority of the Board (including, for purposes of computing a majority, those persons nominated for election by a two-thirds majority of the then incumbent directors who had been similarly nominated); (iv) the security holders of the Company approve a merger or consolidation of the Company, with certain exceptions; or (v) approval by the Company’s stockholders of a complete liquidation of the Company or disposition of all or substantially all of the Company’s assets.

“Average annual compensation” means an amount equal to the annual average of the sum of (i) the executive’s annual base salary from the Company plus (ii) the amount of cash bonus paid by the Company to the executive, in each case for the average of the three calendar years that ended immediately before (or, if applicable, coincident with) a specified date.

A termination is for “cause” if it is for any of the following reasons: (i) the continued failure by the executive to perform his material responsibilities and duties toward the Company (other than any such failure resulting from the executive’s incapacity due to physical or mental illness); (ii) the executive engaging in willful or reckless conduct that is demonstrably injurious to the Company monetarily or otherwise; (iii) the executive’s conviction, entry of a plea of no contest, or admission of guilt, for any felony or any lesser crime if such lesser crime involves fraud or dishonesty, moral turpitude, or any conduct that adversely affects the business or reputation of the Company; (iv) the commission or omission of any act by the executive that constitutes on the part of the executive fraud, dishonesty, or malfeasance, misfeasance, or nonfeasance of duty toward the Company; or (v) any other action or conduct by the executive that is injurious to the Company, its business, or its reputation.

A “breach of duty” means (i) the executive’s willful misconduct in the performance of his duties toward the Company; or (ii) the commission or omission of any act by the executive that constitutes on the part of the executive fraud or dishonesty toward the Company.

A termination is for “good reason” if it is for any of the following reasons: (i) a material diminution in the executive’s duties, responsibilities or authority; (ii) a material reduction in the executive’s base salary; (iii) a material reduction in the executive’s annual or long-term bonus and equity incentive opportunities; (iv) the Company’s material relocation of the executive without the executive’s consent; and (v) the failure by the Company to obtain the assumption of the obligations contained in the Severance and Change in Control Agreement by any successor entity.

Cash Severance Payment.  Cash severance payments following a change in control are paid upon an involuntary termination without breach of duty and upon a voluntary termination by the executive for good reason. Additionally, cash severance payments not in connection with a change in control are paid upon an involuntary termination without cause. In each case, the cash severance payments are paid lump-sum and are based upon average annual compensation as follows:

Involuntary
Termination
Without
Breach of Duty
or Voluntary
Resignation With
	Involuntary	Good Reason,
	Termination	Each Following a
	Without Cause	Change in Control

Chief Executive and Chief Financial Officers	2 times	3 times
Senior Vice President	1.5 times	1.5 times

As a condition of the receipt of the cash severance payment not in connection with a change in control, the executive must execute a waiver and release agreement, in a form satisfactory to the Company, that releases the Company and all affiliates from any and all claims of any nature whatsoever, including, without limit, any and all statutory claims, and may not revoke the waiver and release within any revocation period required by law or permitted by the Company.

Benefits.  Upon an involuntary termination without breach of duty or a voluntary termination by the executive for good reason, each following a change in control, the Company will provide each executive officer with life insurance coverage and health plan coverage substantially comparable to the coverage the executive was receiving from the Company immediately before termination of employment. In each case, these benefits will continue for a period of 24 months (18 months for the Company’s Senior Vice Presidents) following the date of termination.

The value of the benefits set forth in the above table is based on an estimate of the Company’s cost to provide such benefits to an executive officer upon termination following a change in control equal to $25,000 per year.

Equity Acceleration.  The Incentive Restricted Share Agreements issued to executive officers in connection with equity awards granted pursuant to the Company’s 2004 Equity Incentive Plan provide that an executive’s interest in all of the incentive restricted shares shall become vested as of the date of his death or termination by reason of his permanent disability. Pursuant to an amendment to the Company’s 2004 Equity Incentive Plan that became effective January 1, 2007, a restricted share agreement may also provide that the incentive restricted shares covered by the agreement shall vest upon involuntary termination by the Company without cause.

The Company’s 2004 Equity Incentive Plan also provides that upon the occurrence of a change in control, whether or not the executive’s employment is terminated, the executive’s interest in all of the restricted shares that are no longer subject to performance criteria shall become vested and the vesting of restricted shares subject to performance criteria shall be accelerated and the executive shall receive a pro rata number of shares based upon (i) an assumed achievement of all relevant performance objectives at target levels and (ii) the length of time within the performance period elapsed before the effective date of the change in control.

The Company accrues dividends on all incentive restricted shares beginning with the first day of the applicable performance period. The accrued dividends are delivered to the executive officer when the incentive restricted shares vest. The value of the unvested restricted stock in the above table includes the actual value of the dividends accrued with respect to each restricted share award that is no longer subject to performance criteria.

Excise Tax Gross-Up.  Upon a change in control of the Company, the executive may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code. The Company has agreed to reimburse the executive for all excise taxes that are imposed on the executive under Section 4999 and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 4999 excise taxes. The Company determined that no excise taxes would have been imposed upon the Named Officers assuming that the termination occurred on the last business day of 2009.

Compensation of Directors

Under the Company’s director compensation program, each non-employee director is paid an annual cash retainer of $30,000 payable ratably on a monthly basis. The chairperson of the Audit Committee and Compensation Committee receive an additional annual cash retainer in the amount of $10,000 and $7,500, respectively. All other committee chairpersons and the Lead Director receive an additional annual $5,000 cash retainer.

The director compensation program provides that each non-employee director is paid $1,500 for each Board meeting attended. Non-employee directors serving as members of Board committees are paid $1,000 for each meeting attended. In each case, the non-employee director is also reimbursed for his or her expenses in connection with attendance at each meeting.

Pursuant to the 2005 Directors Equity Incentive Plan, as amended, non-employee directors receive an annual award in connection with their election to the Board at the annual meeting of stockholders. The annual award consists of shares of the Company’s common stock with a value of $40,000 as of the date of grant. A director who is appointed to the Board outside of the annual meeting of stockholders will receive a prorated amount of the $40,000 annual award payable in cash.

The 2005 Directors Equity Incentive Plan, as amended, also provides that each new non-employee director appointed or elected will receive an automatic award of restricted shares of Common Stock on the effective date of election or appointment equal to $25,000 divided by the fair market value of the Company’s Common Stock on such date. These restricted shares will vest over a four-year period upon the performance of future service as a director, subject to certain exceptions.

Messrs. Speed and Hoster, as officers of the Company, do not receive any compensation for serving the Company as members of the Board of Directors or any of its committees. In 2009, Mr. Speed received cash compensation of $200,000 for his service as Chairman of the Board of Directors. The Company’s non-employee directors received the following aggregate amounts of compensation for the year ended December 31, 2009:

	Fees Earned or
Name	Paid in Cash	Stock Awards (1)	Option Awards (2)	Total

D. Pike Aloian	$49,000	$39,980	—	$88,980
H.C. Bailey, Jr.	$51,000	$39,980	—	$90,980
Hayden C. Eaves III	$55,500	$39,980	—	$95,480
Fredric H. Gould	$45,000	$39,980	—	$84,980
Mary E. McCormick	$54,000	$39,980	—	$93,980
David M. Osnos	$62,250	$39,980	—	$102,230

(1)	Represents the grant date fair value of the award determined in accordance with FASB ASC Topic 718.

(2)	No stock options were granted in 2009. As of December 31, 2009, the following non-employee directors had stock option holdings in the Company as indicated: Mr. Aloian 9,000 options; Mr. Bailey 9,000 options; Mr. Eaves 4,500 options; Mr. Osnos 9,000 options. All stock options are currently exercisable.

Compensation Committee Interlocks

As noted above, the Compensation Committee is comprised of three independent Directors: Messrs. Bailey, Eaves and Gould. No member of the Compensation Committee is or was formerly an officer or an employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors, nor has such interlocking relationship existed in the past.

Certain Transactions and Relationships

In March 2007, the Board of Directors adopted the written “Statement of Policy with respect to Related Party Transactions” that states that the Company’s Audit Committee is responsible for the review, approval and ratification of transactions between the Company or any of its subsidiaries and a senior officer or director of the Company, members of their immediate family, a shareholder owning in excess of five percent of the Company or an entity which is owned or controlled by one of the foregoing.

The policy requires that any related party transaction, other than transactions available to all employees generally or transactions involving less than $5,000 when aggregated with all similar transactions, shall be consummated or shall continue only if (i) the Audit Committee pre-approves or ratifies such transaction, (ii) the transaction is approved by the disinterested members of the Board of Directors, or (iii) the transaction involves compensation approved by the Compensation Committee.

OWNERSHIP OF COMPANY STOCK

Security Ownership of Certain Beneficial Owners

To the best of the Company’s knowledge, no person or group (as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) beneficially owned, as of April 14, 2010, more than five percent of the shares of Common Stock outstanding, except as set forth in the following table.

	Amount of		Percent of
	Common Stock		Common
Name and Address of Beneficial Owner	Beneficially Owned		Stock (1)

Cohen & Steers, Inc.	3,854,765	(2)	14.3%
280 Park Avenue, 10th Floor
New York, New York 10017
BlackRock, Inc.	2,481,535	(3)	9.2%
40 East 52nd Street
New York, New York 10022
The Vanguard Group, Inc.	2,444,177	(4)	9.1%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
T. Rowe Price Associates, Inc.	2,376,250	(5)	8.8%
100 East Pratt Street
Baltimore, Maryland 21202
Invesco Ltd.	1,694,501	(6)	6.3%
1555 Peachtree Street NE
Atlanta, Georgia 30309
Heitman Real Estate Securities LLC	1,392,249	(7)	5.2%
191 North Wacker Drive, Suite 2500
Chicago, Illinois 60606
Brookfield Investment Management Inc.	1,367,112	(8)	5.1%
Three World Financial Center
200 Vesey Street
New York, New York 10281

(1)	Based on the number of shares of Common Stock outstanding as of April 14, 2010 which was 26,939,810 shares of Common Stock.

(2)	Based upon a Statement on Schedule 13G filed with the SEC that indicated that Cohen & Steers, Inc., through Cohen & Steers Capital Management, Inc. and Cohen & Steers Europe S.A., has sole voting power with respect to 3,284,241 shares of Common Stock and sole dispositive power with respect to all of these shares of Common Stock.

(3)	Based upon a Statement on Schedule 13G filed with the SEC that indicated that BlackRock, Inc. had acquired Barclays Global Investors, NA and certain affiliates and that BlackRock, Inc., including the related entity BlackRock Fund Advisors, beneficially owns these shares have sole voting power with respect to 1,427,069 shares of Common Stock and sole dispositive power with respect to 1,837,933 shares of Common Stock.

(4)	Based upon an amended Statement on Schedule 13G filed with the SEC that indicated that The Vanguard Group, Inc. has sole dispositive power with respect to 2,409,316 shares of Common Stock and Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of and directs the voting of 34,861 shares of the Company as a result of its serving as investment manager of collective trust accounts.

(5)	Based upon an amended Statement on Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. (“Price Associates”). These shares of Common Stock are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6)	Based upon a Statement on Schedule 13G filed with the SEC that indicated that the following subsidiaries of Investco Ltd. Are investment advisors which hold these shares of Common Stock: Invesco Institutional (N.A.), Inc., Invesco Global Asset Management (N.A.), Inc., Invesco PowerShares Capital Management and Invesco Management S.A.

(7)	Based upon an amended Statement on Schedule 13G filed with the SEC that indicated that Heitman Real Estate Securities LLC has sole voting power with respect to 1,104,086 shares of Common Stock and sole dispositive power with respect to all of these shares of Common Stock.

(8)	Based on a Statement on Schedule 13G jointly filed by Brookfield Investment Management Inc. and AMP Capital Brookfield (US) LLC, that indicated that Brookfield Investment Management Inc. has sole voting power with respect to 256,802 shares of Common Stock and sole dispositive power with respect to all of these shares of Common Stock.

Security Ownership of Management and Directors

The following table sets forth certain information available to the Company with respect to shares of Common Stock owned by each director, each nominee for director, each executive officer and all directors, nominees and executive officers as a group, as of April 14, 2010:

	Amount and Nature of Beneficial Ownership
			Unvested			Percent of
			Restricted		Total Beneficial	Common
Name	Common Stock		Stock	Exercisable Options	Ownership	Stock (1)

D. Pike Aloian	8,333	(2)	—	9,000	17,333	*
H.C. Bailey, Jr.	21,648	(3)	—	9,000	30,648	*
Hayden C. Eaves III	16,725	(4)	—	4,500	21,225	*
Fredric H. Gould	9,083		—	—	9,083	*
Mary E. McCormick	4,331		—	—	4,331	*
David M. Osnos	32,733		—	9,000	41,733	*
Leland R. Speed	211,206	(5)	—	—	211,206	*
David H. Hoster II	225,469	(6)	49,484	—	274,953	1.0%
N. Keith McKey	100,739		25,382	—	126,121	*
John F. Coleman	51,452		37,123	—	88,575	*
Bruce Corkern	23,498	(7)	13,158	—	36,656	*
William D. Petsas	55,060		37,014	—	92,074	*
Brent W. Wood	29,434		36,719	—	66,153	*
All directors, nominees and executive officers as a group	789,585	(8)	198,880	31,500	1,020,091	3.8%

*	Less than 1.0%.

(1)	Based on the number of shares of Common Stock outstanding as of April 14, 2010 which was 26,939,810 shares of Common Stock.

(2)	Does not include 2,500 shares of Common Stock beneficially owned by Mr. Aloian’s spouse, as to which he disclaims beneficial ownership.

(3)	Includes (i) 1,350 shares of Common Stock owned by H.C. Bailey Company, a company of which Mr. Bailey is Chairman and President; (ii) 3,736 shares of Common Stock owned by Retsub Partners, L.P., a limited partnership of which Mr. Bailey is a limited partner; (iii) 600 shares of Common Stock owned by Curtis Partners, L.P., a limited partnership of which Mr. Bailey is President of its general partner; and (iv) 550 shares of Common Stock owned by CJB Partners, L.P., a limited partnership of which Mr. Bailey is Vice President.

(4)	Includes (i) 6,150 shares of Common Stock owned by Mr. Eaves and his spouse as co-trustees for the Eaves Living Trust; (ii) 1,000 shares of Common Stock owned by a family foundation of which Mr. Eaves is President; and (iii) 500 shares of Common Stock owned by Mr. Eaves as trustee.

(5)	Does not include 27,288 shares of Common Stock beneficially owned by Mr. Speed’s spouse, as to which he disclaims beneficial ownership.

(6)	Does not include 2,430 shares of Common Stock beneficially owned by Mr. Hoster’s spouse, as to which he disclaims beneficial ownership. Mr. Hoster has pledged 64,860 shares of Common Stock as security for a loan.

(7)	Includes 1,000 shares owned by Mr. Corkern’s children. Mr. Corkern has pledged 3,726 shares of Common Stock as security for a loan.

(8)	See footnotes (2) through (7).

Ownership Guidelines for Directors and Officers

In order to enhance the alignment of the interests of the directors and management with stockholders, the Company has instituted ownership guidelines for directors and officers. Each director who has served for at least five years should own shares of Common Stock with a market value of a minimum of three times the annual cash retainer fee payable to a director. Within five years of their election, officers of the Company are required to own shares of Common Stock having a market value equal to or greater than the following multiples of their base salary: (1) President and Chief Executive Officer: five times annual base salary; (2) Executive Vice President: three times annual base salary; and (3) Senior Vice Presidents: two times annual base salary.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that directors, officers and more than 10 percent stockholders of the Company file reports with the SEC to report a change in ownership within two business days following the day on which the transaction occurs. During 2009 no officer or director of the Company was late in filing a report under Section 16(a).

PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP to act as auditors for the fiscal year ending December 31, 2010. KPMG LLP served as the independent registered public accounting firm for the Company for the fiscal year ended December 31, 2009. A representative of KPMG LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.

At the Annual Meeting, the shareholders will be asked to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm. Pursuant to the rules and regulations of the Securities and Exchange Commission, the Audit Committee has the direct responsibility to appoint, retain, fix the compensation and oversee the work of the Company’s independent registered public accounting firm. Although ratification is not required by the Company’s Bylaws or otherwise, the Board is submitting the selection of KPMG LLP to the shareholders for ratification as a matter of good corporate practice. In the event that the shareholders fail to ratify the selection, it will be considered as a direction to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The affirmative vote of a majority of the votes cast on the proposal, assuming a quorum is present at the Meeting, is required to ratify the appointment of KPMG LLP. The directors of the Company unanimously recommend a vote “FOR” the ratification of KPMG LLP as the Company’s independent registered public accounting firm for 2010. Unless otherwise instructed, proxies will be voted “FOR” ratification of the appointment of KPMG LLP.

In connection with the audit of the 2009 financial statements, the Company entered into an engagement agreement with KPMG LLP which set forth the terms by which KPMG LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table shows the fees paid or accrued by the Company for the audit and other services provided by KPMG LLP for fiscal years 2009 and 2008.

	2009	2008

Audit Fees (1)	$487,000	$459,600
Audit-Related Fees (2)	10,600	12,500
Tax Fees	—	—
All Other Fees	—	—
Total	$497,600	$472,100

(1)	Audit fees include amounts related to professional services rendered in connection with the audits of our annual financial statements and reviews of our quarterly financial statements, the audit of internal control over financial reporting and other services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. For 2009, this includes $83,000 for comfort letter procedures, review of the Company’s automatic shelf registration statement and prospectus supplement in connection with the issuance of Common Stock. For 2008, this includes $46,500 for comfort letter procedures and review of the Company’s prospectus supplement in connection with the issuance of Common Stock.

(2)	Audit-related fees consisted of accounting consultations and research.

The Audit Committee of the Board has adopted policies and procedures providing for the pre-approval of audit and non-audit services performed by the Company’s independent registered public accounting firm. Pre-approval may be given as part of the Audit Committee’s approval on the engagement of the independent auditor or on an individual case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to the Audit Committee chairman, but the decision is subsequently reported to the full Audit Committee.

The Audit Committee has considered whether provision of the non-audit related services described above is compatible with maintaining the independent accountants’ independence and has determined that those services have not adversely affected KPMG LLP’s independence.

OTHER MATTERS

The management of the Company does not know of any other matters to come before the Annual Meeting. However, if any other matters come before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS FOR THE
2011 ANNUAL MEETING OF STOCKHOLDERS

Proposals for the Company’s Proxy Material

Any Company stockholder who wishes to submit a proposal for presentation at the Company’s 2011 Annual Meeting of Stockholders must submit such proposal to the Company at its office at 190 East Capitol Street, Suite 400, Jackson, Mississippi 39201, Attention: Secretary, no later than December 27, 2010, in order to be considered for inclusion, if appropriate, in the Company’s proxy statement and form of proxy relating to its 2011 Annual Meeting of Stockholders.

Proposals to be Introduced at the Annual Meeting but not Intended to be Included in the Company’s Proxy Material

For any stockholder proposal to be presented in connection with the 2011 Annual Meeting of Stockholders, including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Company, a stockholder must give timely written notice thereof in writing to the Secretary of the Company in compliance with the advance notice and eligibility requirements contained in the Company’s Bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Company not less than 60 days and not more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the stockholder making the nomination or proposal.

In the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Company at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if the notice is delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

Based upon an anticipated meeting date of May 26, 2011 for the 2011 Annual Meeting of Stockholders, a qualified stockholder intending to introduce a proposal or nominate a director at the 2011 Annual Meeting of Stockholders should give written notice to the Company’s Secretary not later than March 27, 2011 and not earlier than February 25, 2011.

The advance notice provisions in the Company’s Bylaws also provide that, in the case of a special meeting of stockholders called for the purpose of electing one or more directors, a stockholder may nominate a person or persons (as the case may be) for election to such position if the stockholder’s notice is delivered to the Secretary at the principal executive offices of the Company not earlier than the 90th day prior to the special meeting and not later than the close of business on the later of the 60th day prior to the special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

The specific requirements of these advance notice and eligibility provisions are set forth in Article II, Section 12 of the Company’s Bylaws, a copy of which is available upon request.

Such requests and any stockholder proposals should be sent to the Secretary of the Company at 190 East Capitol Street, Suite 400, Jackson, Mississippi 39201.

BY ORDER OF THE BOARD OF DIRECTORS

N. KEITH McKEY
Executive Vice President, Chief Financial
Officer, Treasurer and Secretary

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/egp Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 25, 2010.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 25, 2010.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.
IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.
     Please detach here

The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of directors:	01 D. Pike Aloian 02 H. C. Bailey, Jr. 03 Hayden C. Eaves, III 04 Fredric H. Gould	05 David H. Hoster II 06 Mary E. McCormick 07 David M. Osnos 08 Leland R. Speed	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To consider and ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year.			☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:			Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

EASTGROUP PROPERTIES, INC.
ANNUAL MEETING OF STOCKHOLDERS
Wednesday, May 26, 2010
9:00 a.m., Central Time
CORPORATE OFFICES
190 East Capitol Street
Suite 400
Jackson, Mississippi 39201

190 East Capitol Street Suite 400 Jackson, Mississippi 39201	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 26, 2010.
The undersigned hereby appoints DAVID H. HOSTER II and N. KEITH McKEY, or either of them, Proxies for the undersigned, each with full power of substitution, and hereby authorizes them to represent and to vote all shares of common stock, $0.0001 par value per share, of EastGroup Properties, Inc. (the “Company”), which the undersigned would be entitled to vote at the Annual Meeting of Stockholders (the “Meeting”) to be held at the Company’s offices, 190 East Capitol Street, Suite 400, Jackson, Mississippi, on Wednesday, May 26, 2010, at 9:00 a.m., Central time, or any adjournment or postponement thereof, and directs that the shares represented by this Proxy shall be voted as indicated on the reverse.
This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. The Board of Directors favors a vote FOR Proposals 1 and 2. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2 and will be voted in the discretion of the proxies named herein with respect to any additional matter as may properly come before the Meeting or any adjournment thereof. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card.
YOUR VOTE IS IMPORTANT!
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID
ENVELOPE OR VOTE BY TELEPHONE OR INTERNET.

See reverse for voting instructions.	101876